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                                                                    EXHIBIT 10.1

November 9, 2005

VIA PDF

Anthony Bay
16224 NE 130th Street
Redmond, WA 98052

Re:  Mutual Termination of Employment Agreement

Dear Anthony:

On behalf of the board of directors of Loudeye Corp., let me first express our continued appreciation for all your efforts on behalf of Loudeye. As discussed between you and Kurt Krauss over the past several days, you and Loudeye have reached a mutual agreement to terminate your Employment Agreement dated December 5, 2003. You will remain as Chairman of the Board, now a non-employee position on Loudeye's board of directors. The terms of the mutual agreement are as follows:

      1. SEVERANCE. You will be paid six months severance totaling $75,000 (subject to standard withholding deductions) as follows:

            - On the November 15, November 30, December 15 and December 30, 2005 pay dates you will receive you regular semi-monthly salary payment amounts as severance.

            - On January 15, 2006, you will receive a one-time lump sum payment equal to $53,333.33 ($75,000 less your severance from November 9-November 30 ($9,166.67) and less your severance from December 1-December 31 ($12,500)).

      2.    VACATION. You will not be paid any accrued vacation.

      3. BENEFITS. Loudeye will continue to pay your benefits through December 31, 2005.

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      4.    VESTING. You will continue to vest in all outstanding stock options in your capacity as a Loudeye director.

      5. POINTS ON SALE. You will be entitled to the benefits of Section 3(f) of the Employment Agreement regarding a Sale Bonus on the terms stated in the Employment Agreement. For this purpose, you and Loudeye agree that the mutual termination of your Employment Agreement will be deemed a termination without Cause of the Employment Agreement on November 8, 2005.

      6. NON-EMPLOYEE DIRECTOR COMPENSATION. You will be entitled to receive Loudeye's standard non-employee director compensation starting April 8, 2006.

      7. DISCLOSURE. Loudeye will include disclosure of the foregoing in its quarterly report on Form 10-Q for the quarter ended September 30, 2005, substantially as follows:

            On November 9, 2005, Loudeye and Anthony Bay mutually agreed to terminate Mr. Bay's employment agreement dated December 5, 2003. Mr. Bay will remain Chairman of the Board, now a non-employee position on Loudeye's board of directors. Loudeye and Mr. Bay have agreed that he will receive severance equal to six months of his prior annual salary. Also, in the event that a Change of Control (as defined in Mr. Bay's employment agreement) is consummated within six months of November 8, 2005, Mr. Bay will be entitled to a bonus provided for in the terminated employment agreement which is equal to 1.5% of the difference in value between the consideration in the Change of Control and Loudeye's market value as of April 1, 2003. Mr. Bay will be entitled to receive Loudeye's standard non-employee director compensation starting April 8, 2006.

If you are in agreement with the above, please sign below and fax a copy of the countersigned letter to Eric Carnell at (206) 832-4009. You are welcome to seek independent advice of counsel to assist you in review of this letter agreement.

                                                   Best regards,

                                                   Loudeye Corp.

                                                   /s/ Michael A. Brochu

                                                   Michael A. Brochu
                                                   President and CEO


Acknowledged and Agreed:


/s/ Anthony Bay
-------------------
Anthony Bay

cc:   Kurt Krauss
      Johan Liedgren
      Frank Varasano
      Ron Stevens
      Eric Carnell